NETWORK-1 SECURITY SOLUTIONS, INC.


                        Filed Pursuant to Rule 424(b)(3)
                           Registration No. 333-126013

                          PROSPECTUS SUPPLEMENT NO. 16
                     (To Prospectus dated December 22, 2005)


This is a prospectus supplement to our prospectus dated December 22, 2005 (the "Prospectus") relating to the resale from time to time by selling stockholders of up to 15,786,256 shares of our Common Stock, including shares issuable upon exercise of outstanding warrants and options. On November 28, 2006, we filed with the Securities and Exchange Commission a Current Report on Form 8-K. The text of the Current Report on Form 8-K is attached to and a part of this supplement.

This prospectus supplement should be read in conjunction with the Prospectus and the prior prospectus supplements, and may not be delivered or utilized without the Prospectus and the prior prospectus supplements. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

The securities offered by the Prospectus involve a high degree of risk. You should carefully consider the "Risk Factors" referenced on page 7 of the Prospectus in determining whether to purchase the Common Stock.

The date of this prospectus supplement is November 28, 2006.



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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             ----------------------

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 21, 2006
                                                   -----------------------------

                       Network-1 Security Solutions, Inc.
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             (Exact name of registrant as specified in its charter)


          Delaware                   1-14896                  11-3027591
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(State or other jurisdiction       (Commission               (IRS Employer
      of incorporation)            File Number)            Identification No.)


               445 Park Avenue, Suite 1028, New York, New York 10022
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                    (Address of principal executive offices)


Registrant's telephone number, including area code: (212) 829-5700


                                       N/A
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         (Former name or former address, if changed since last report.)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
================================================================================
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ITEM 8.01  OTHER EVENTS

            On November 27, 2006, the Company issued a press release announcing a ruling by the United States District Court for the Eastern District of Texas pertaining to a Markman hearing in its patent infringement litigation against D-Link Systems, Inc. and D-Link Corporation. A copy of the press release is furnished herewith as Exhibit 99.1.

ITEM 9.01  FINANCIAL STATEMENTS ARE EXHIBITS

Exhibit Number          Description
--------------          -----------

99.1                    Press Release, dated November 27, 2006






















                                        2
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                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                       NETWORK-1 SECURITY SOLUTIONS, INC.



Dated: November 28, 2006           By: /s/ Corey M. Horowitz
                                       ---------------------------
                                       Name: Corey M. Horowitz
                                       Title: Chairman & Chief Executive Officer





























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                                                                    EXHIBIT 99.1
                                                                    ------------


   Network-1 Receives Ruling in Markman Hearing in Patent Infringement Action
                           Against D-Link Corporation



New York, N.Y., November 27, 2006 - Network-1 Security Solutions, Inc. (OTCBB:NSSI) today announced that the United States District Court for the Eastern District of Texas issued a ruling in the ongoing patent infringement action between Network-1 and D-Link Systems, Inc. and D-Link Corporation ("D-Link") relating to U.S. Patent No. 6,218,930 ("Remote Power Patent"). The ruling arises from a special proceeding under U.S. patent law called a "Markman hearing," where both sides present their arguments to the court as to how they believe certain claim terms from the patent at issue in the lawsuit should be interpreted.

In the ruling, the Court's constructions on 5 of the 6 claim terms at issue were consistent with the constructions sought by Network-1 in its proposed constructions. With respect to the 6th claim term, the Court's construction was consistent with agreed upon portions of the constructions submitted by Network-1 and D-Link but was also modified by the Judge in a manner that Network-1 believes is consistent with Network-1's overall position on the claim term.

Corey M. Horowitz, Chairman and CEO, of Network-1 stated, "We are very pleased with the Markman ruling and remain confident in our position concerning the infringement of the Remote Power Patent. We believe that the ruling represents a significant step in Network-1's efforts to license the Remote Power Patent to manufacturers and suppliers of Power over Ethernet equipment."

On August 11, 2005, the Company announced that it had filed a complaint against D-Link in the Eastern District of Texas, for infringement of the Remote Power Patent. The `930 Patent, entitled "Apparatus and Method for Remotely Powering Access Equipment Over a 10/100 Switched Ethernet Network,' relates to several key technologies underlying the delivery or receipt of power over data communications networks, including products compliant with the IEEE 802.3af Power over Ethernet standard that was approved in June 2003 by the Institute of Electrical and Electronic Engineers. Power over Ethernet governs the delivery of power over Ethernet cables in order to remotely power network connected devices including wireless access points, RFID card readers, VoIP telephones and network cameras. The `930 Patent was granted by the United States Patent and Trademark Office on April 17, 2001 and expires on March 7, 2020.

Network-1 seeks an award of damages in the form of monetary damages based upon reasonable royalties as well as a trebling of damages for D-Link's continued willful infringement of the '930 Patent. Network-1 further requests that the Court permanently enjoin D-Link from importation and sale of D-Link's Power over Ethernet products into the United States. The outcome of the Markman hearing and the upcoming trial is an important part of the Network-1's strategy for pursuing its patent infringement claims relating to the Remote Power Patent. Network-1's ability to realize licensing revenue from the Remote Power Patent will be severely impaired if the litigation is not successful.

ABOUT NETWORK-1 SECURITY SOLUTIONS, INC.

Network-1 Security Solutions, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. As part of its business strategy it is offering licenses to third parties who Network-1 believes could benefit from the technologies covered by its patents. In February 2004, the Company initiated its licensing efforts relating to its patent (U.S. Patent No. 6,218,930) covering the remote delivery of Power over Ethernet cables.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ADDRESS FUTURE EVENTS AND CONDITIONS CONCERNING THE COMPANY'S BUSINESS PLANS. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES AS DISCLOSED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-QSB FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2006 INCLUDING, AMONG OTHERS, THE ABILITY OF NETWORK-1 TO OBTAIN LICENSE AGREEMENTS FROM THIRD PARTIES FOR ITS PATENT PORTFOLIO, UNCERTAINTY OF PATENT LITIGATION, THE COMPANY'S ABILITY TO ACHIEVE REVENUES AND PROFITS FROM ITS PATENT PORTFOLIO, THE COMPANY'S ABILITY TO RAISE CAPITAL WHEN NEEDED, FUTURE ECONOMIC CONDITIONS AND TECHNOLOGY CHANGES AND LEGISLATIVE, REGULATORY AND COMPETITIVE DEVELOPMENTS. EXCEPT AS OTHERWISE REQUIRED TO BE DISCLOSED IN PERIODIC REPORTS, THE COMPANY EXPRESSLY DISCLAIMS ANY FUTURE OBLIGATION OR UNDERTAKING TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN.

Contacts:

Network-1 Security Solutions, Inc.
Corey M. Horowitz, 212-829-5770
corey@network-1.com

Or

Alliance Advisors, LLC
Alan Sheinwald, 914-669-0222
asheinwald@allianceadvisors.net